Exhibit 10.31

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Confidential Settlement Agreement and Mutual Release (this “Settlement Agreement”) is entered into as of April 30, 2021 (“Effective Date”) by and between iBio, Inc. (“iBio”), a Delaware corporation with a principal place of business at 8800 HSC Parkway, Bryan, TX 77807, and Fraunhofer USA, Inc. (“FhUSA”), a Rhode Island not-for-profit corporation with its principal place of business at 44792 Helm Street, Plymouth, Michigan, 48170. iBio and FhUSA are referred to together as the “Parties” and each individually as a “Party.”

WHEREAS, iBio and FhUSA have been engaged in litigation captioned iBio, Inc. v. Fraunhofer USA, Inc. (the “Litigation”), in which iBio has asserted claims against FhUSA, and FhUSA has asserted counterclaims against iBio;

WHEREAS, each Party has denied and continues to deny the allegations and claims asserted by the other Party;

WHEREAS, the Parties wish to settle, compromise, and finally resolve all claims that may exist between them without the burden, distraction, expense, and uncertainty of further litigation;

WHEREAS, as part of the consideration for the settlement, iBio and FhUSA are executing a License Agreement (attached hereto as Exhibit A) with regard to certain intellectual property;

And WHEREAS, the Parties agree that the overarching purpose of the settlement is to resolve existing disputes, to avoid future disputes between the Parties, and to ensure that each Party has freedom to operate as expressly allowed in the Settlement Agreement and License Agreement.

NOW, THEREFORE, in consideration of the mutual releases, agreements, and other covenants listed herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Settlement Payments. FhUSA shall pay or cause to be paid a total of $26,200,000 by wire transfer of immediately available funds to the account(s) designated in writing by iBio’s counsel, Kirkland & Ellis LLP. Settlement payments shall be made on the following schedule and conditions:

(a)

Payment 1: $16,000,000 by the end of the first calendar quarter of 2021 or ten (10) Business Days after signing of the Settlement Agreement, whichever is later. At the time of signing of this Settlement Agreement, the signatures will be held until confirmation is received by iBio that the money has been deposited into the designated account.

(b)	Payment 2: An additional $5,100,000 no later than March 31, 2022; and
(c)	Payment 3: An additional $5,100,000 no later than March 31, 2023.
(d)	Security: A Standby Letter of Credit for Payments 2 and 3 will be provided to iBio by FhUSA within ten (10) days of execution of this Settlement Agreement.
2.

Two separate payments, in amounts of $900,000 each by no later than March 1, 2022 and in the amount of $900,000 by no later than March 1, 2023, will be paid by FhUSA to iBio as set forth in the License Agreement, which is attached hereto as Exhibit A and a part of this Settlement Agreement.

3.

Dismissal of Claims. Within three (3) business days after confirmation of receipt in full of the $16,000,000 initial payment, the Parties shall submit a stipulated order dismissing all claims with prejudice asserted in Delaware Chancery Court Case No. 10256-VCF, iBio, Inc. v. Fraunhofer USA, Inc., with each side to bear its own costs and attorneys’ fees.

4.

Prior and Existing Agreements. The Parties and, in the case of iBio, its predecessors in interest, have entered into a number of agreements between them from 2003 through 2014 (referred to herein as “Prior Agreements”). The Parties have also on occasion entered into agreements with each other and with third parties (referred to herein as “Third-Party Agreements”). As more specifically discussed in Section 3(b), infra, rights granted by the Parties to third parties pursuant to either the Prior Agreements or the Third-Party Agreements are not diminished by this Settlement Agreement or the License Agreement in Exhibit A.

(a)

Authority to Act. Each Party represents and covenants that it has full authority to act on behalf of any predecessors in interest as well as on behalf of itself and its subsidiaries and affiliates as to all terms of this Settlement Agreement and that it has full authority to act with regard to all of the Prior Agreements.

(b)

Third Party Rights. Any license or sublicense grants or other grants of intellectual property rights to third parties prior to the date of this Settlement Agreement, including all rights that have been granted to the Federal Government, are unaffected by this Agreement or the License Agreement (Exhibit A hereto).

(c)

Non-Reliance. Neither party is making any representations, warranties, or covenants to the other party whatsoever concerning the business of or relating to the exploitation of the Technology, as defined in the License Agreement (Exhibit A hereto), and each Party hereby acknowledges to the other party that it has performed and relied upon its own investigations and due diligence and has sought its own professional advice in entering into this Settlement Agreement.

(d)

Entire Agreement. The Prior Agreements between the parties are hereby terminated and superseded, and all terms and obligations of those Prior Agreements not expressly incorporated herein are of no further effect. Accordingly, this Settlement Agreement and the License Agreement (Exhibit A hereto) are not to be construed by reference to the terms of the prior agreements between the parties.

5.

General Mutual Release of Claims. In consideration of the terms and conditions of this Settlement Agreement, each of the Parties on behalf of itself and its respective affiliates, parents, subsidiaries, members, predecessors and successors in interest, assigns, agents, advisors, and counsel irrevocably and unconditionally remises, releases, and forever discharges the other Party and its respective affiliates, parents, subsidiaries, members, predecessors and successors in interest, assigns, agents, advisors, and attorneys of and from any and all actions, claims, liabilities, suits, causes of action, debts, charges, complaints, obligations, demands, expenses, obligations, damages, attorneys’ fees, and debts that each Party ever had or now has, whether known or unknown, whether asserted or unasserted, for or by reason of any cause, matter, or thing whatsoever, whether pursuant to statute, common law, or otherwise, from the beginning of time to the date of the signing of this Agreement, including but not limited to the claims and counterclaims and causes of actions arising from or relating to the facts and matters alleged in Delaware Chancery Court Case No. 10256-VCF, iBio, Inc. v. Fraunhofer USA, Inc., and against non-party Fraunhofer-Gesellschaft in Case No. 2017-0790-TMR, iBio, Inc. v. Fraunhofer-Gesellschaft Zur Förderung Der Angewandten Forschung E.V.

6.

No Admission of Liability. This Settlement Agreement is entered into solely for the purpose of avoiding the continued expenses, burdens, and distractions of litigation, and does not constitute and will not be deemed to be an admission of liability or fault on the part of any Party, or as a concession that any of them has acted improperly in any way. Neither this Settlement Agreement nor any of its terms shall be offered or admitted into evidence or referenced in any judicial, administrative, enforcement, or dispute resolution proceeding as evidence or admission of any liability.

7.

Discovery Materials. Within 30 days of the Effective Date of this Settlement Agreement, FhUSA will permit iBio to make use of the laboratory notebooks, standard operating procedures, and batch production records that were created by FhUSA for plant-based manufacturing prior to January 1, 2015 and were produced in iBio, Inc. v. Fraunhofer USA, Inc., No. 10256-VCF (Del. Ch.). Those will be released from the Highly Confidential designation pursuant to the protective order in iBio, Inc. v. Fraunhofer USA, Inc., No. 10256-VCF (Del. Ch.). All other Discovery Materials produced and marked Confidential or Highly Confidential, including the laboratory notebooks, standard operating procedures, and batch production records that do not satisfy both criteria above, will remain subject to the Confidential or Highly Confidential designation and handled consistent with the provisions of the protective order. FhUSA makes no representation whether and to what extent any of the Discovery Materials contain Technology within the meaning of the Prior Agreements or whether they contain third-party proprietary material. Included in the Discovery Materials are 35 SOPs (referenced in Schedule A) that pertain to the operation or maintenance of the FhUSA building or the physical equipment therein, and which accordingly can be used by FhUSA or any subsequent owner or operator of the building and/or equipment.

8.

Authority to Settle. The Parties each represent, warrant, and guarantee that such Party has the necessary power and authority to enter into this Settlement Agreement and to carry out its obligations hereunder. Each individual who executes this Settlement Agreement on behalf of a Party represents that he is fully authorized to execute the Settlement Agreement on behalf of such Party and that he has secured approval of its Board of Directors to the extent required.

9.

Review of Settlement Agreement. Each Party recognizes that it has been represented by counsel during the negotiations of this Agreement. Each Party further acknowledges and warrants that it has thoroughly reviewed this Settlement Agreement with counsel and such other professionals as needed to assure itself that it can proceed in compliance with its terms. Each Party further represents that it has entered into the Settlement Agreement knowingly and voluntarily.

10.

No Duty. Neither party has a duty of disclosure to the other, and neither is relying upon a legal duty on the part of the other or on the part of any employee, agent, representative, or counsel of the party in entering into this Settlement Agreement. No Party will assert a failure to disclose information as a basis for challenging any term of this Settlement Agreement.

11.

Confidentiality and Non-Disparagement. The Parties hereto and their counsel shall keep the terms of this Settlement Agreement and the related License Agreement confidential except to the extent necessary: (a) to satisfy the requirements of any regulatory agency; (b) in response to a court order or subpoena; (c) to their auditors, accountants, regulators, or counsel; (d) by FhUSA to prospective buyers to confirm that iBio has no claim to physical assets of the facility and equipment of the Center for Molecular Biotechnology subject to typical due diligence confidentiality; or (e) by prior agreement of the Parties. If a Party receives a subpoena, motion, or other process which calls for the disclosure of the terms of this Agreement, such party shall promptly give notice to each other Party of the subpoena, motion, or other process and shall provide such other Party an opportunity to appear and participate in any proceedings relating to such requested disclosure. The Parties recognize that disclosure under subparts 11(a)-11(d) may otherwise cause portions of the Settlement Agreement or License Agreement to be disclosed beyond the Parties and their counsel. Each Party further agrees to refrain from making oral or written communications to any third party or entity that is intended to or can reasonably be expected to disparage or damage the reputation of the other Party.

12.	Miscellaneous Provisions.
(a)

Recitals and Headings. The recitals set forth above are incorporated into and made part of this Agreement and constitute facts essential hereto. Headings are provided for convenience of reference only.

(b)

Assignments, Successors, and No Third Party Rights. The Parties each represent, warrant, and guarantee that they have not made, and will not make, any assignment of any claim, cause, or right of action or any right of any kind whatsoever embodied in any of the claims and obligations that are released herein, and that no other person or entity of any kind had or has any interest in any of the demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses, losses, or claims which are released herein. Except as otherwise provided in this Agreement, no right hereunder shall be assignable and any attempted assignment in violation of this provision shall be void.

(c)

Amendment and Modification. This Settlement Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and it may not be amended, supplemented, or modified except by a writing signed by all of the executing Parties hereto. No addition, modification, amendment or waiver of any term of this Settlement Agreement or the incorporated License Agreement shall be binding or enforceable unless executed in writing by both Parties.

(d)

Independent Contractors. Neither Party may make any representation or warranty or incur any liability or obligation on behalf of the other. Neither Party is the representative, partner, employee, or agent of the other. Each Party enters this Settlement Agreement and shall perform its obligations hereunder as an independent contractor.

(e)	Export Control. Nothing in this Settlement Agreement shall be construed to permit or require any Party to take any action contrary to any export or import control laws or regulations.
(f)

Severability. If any provision of this Settlement Agreement is held to be invalid or unenforceable by an arbitrator or a court of competent jurisdiction, such provision shall be severable from this Settlement Agreement and the remaining provisions of this Settlement Agreement shall remain in full force and effect and the unenforceable provision shall be reformed or construed so as to as nearly as possible give effect to the intent of the Parties entering into this Settlement Agreement.

(g)	Jurisdiction/Resolution of Disputes.
i.

This Settlement Agreement shall be construed, interpreted, and enforced (without regard to the principles relating to conflicts of laws) exclusively in accordance with the laws of the State of Delaware.

ii.

Any disputes arising out of or in connection with this Settlement Agreement, including without limitation the interpretation hereof, the drafting of, and the performance of the Settlement Agreement or the License Agreement shall be finally resolved by expedited alternative dispute resolution by a single arbitrator under the rules of JAMS ADR, and to the extent possible by David Geronemus as arbitrator.

iii.	Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.
iv.

In the event that any proceedings are instituted by one Party concerning a dispute arising out of, in connection with, or otherwise relating to this Agreement, including the License Agreement, and if the arbitrator concludes in the award that there has been a material and uncured breach or that the claim was advanced for purposes of harassment, the prevailing Party in such proceedings shall be entitled to seek reasonable attorneys’ fees, costs, and expenses in addition to other relief awarded. Such award of attorneys’ fees, costs of suit, and/or expenses, if any, shall be made solely in the discretion of the arbitrator.

(h)

Counterparts. This Settlement Agreement and its Exhibit may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by email or by fax shall be as effective as signature pages containing original signatures.

13.

Notices. All notices to be provided under this Settlement Agreement shall be made in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (ii) five Business Days after being mailed to the recipient by registered or certified mail (return receipt requested and postage prepaid), (c) one Business Day after being sent to the recipient by reputable overnight service (such as Federal Express or Express Mail) (charges prepaid); or (d) upon successful transmission by facsimile or electronic mail, in each case to the receiving Parties and their respective counsel or representatives as set forth below.

If to iBio:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
mark.premohopkins@kirkland.com
Attention:	Mark Premo-Hopkins, P.C.

AND

iBio, Inc.
8800 HSC Parkway
Bryan, TX 77807
legal@ibioinc.com
Attention:	CEO

If to FhUSA:

Fraunhofer USA, Inc.
44792 Helm Street
Plymouth, MI 48170
tschuelke@fraunhofer.org
bcalore@fraunhofer.org
Attention:	Thomas Schuelke
William Calore

AND

Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, Pennsylvania 19103
paul.saint-antoine@faegredrinker.com
alicia.hickok@faegredrinker.com
Attention:	Paul H. Saint-Antoine
D. Alicia Hickok

[Signature Page Follows]

NOW THEREFORE, intending to be legally bound, the Parties execute this Settlement Agreement as set forth below.

On behalf of IBIO, INC.

By:	/s/ Thomas F. Isett
Name:	Thomas F. Isett
Date:	2 May 2021

On behalf of FRAUNHOFER USA, INC.

By:	/s/ Endrik Wilhelm, PhD
Name:	Endrik Wilhelm, PhD
Date:	May 4th, 2021

AND

By:	/s/ Thomas Schuelke
Name:	Thomas Schuelke, President
Date:	May 3, 2021

Schedule A

File Name	Beginning Bates No.	End Bates No.
biosafety hood SOP BSC-400 REV0.docx	FCMB0103142	FCMB0103151
biosafety hood SOP BSC-600 REV 0.docx	FCMB0103157	FCMB0103167
EHS-SOP-285_Safe Wrk Prmit PrcedrfinalFeb2011.docx (Safe Work Permit Procedure)	FCMB0236702	FCMB0236710
EQ-SOP-123_Operation, Cleaning, and Maintenance of Biological Safety Cabinet (BSC-400 and BSC-600).pdf	FCMB0370513	FCMB0370523
FA-SOP-115 REV0.docx (USP Water System Startup and Shutdown)	FCMB0103096	FCMB0103100
FA-SOP-116 REV0.docx (Maintenance of USP Water System)	FCMB0103106	FCMB0103115
FA-SOP-117 REV0.docx (Cleaning and Sanitization of the USP Water System)	FCMB0103121	FCMB0103126
FA-SOP-157_Operation of Oil-Free Compressor and Dryer.pdf	FCMB0370524	FCMB0370527
FA-SOP-159_Operation of the Waste Inactivation System.pdf	FCMB0370528	FCMB0370536
FA-SOP-160_Operation and Maintenance of the Chilled Water Generation System.pdf	FCMB0370537	FCMB0370540
MF-SOP-125_Tray Assembly.pdf	FCMB0371694	FCMB0371700
MF-SOP-130_Operation of CIP Skid.pdf	FCMB0371701	FCMB0371706
MF-SOP-139_Set-up, Operation, and Maintenance of Mobius Disposable Mixing System.pdf	FCMB0371714	FCMB0371718
MF-SOP-145_Operation and Maintenance of Hoist (Thern 5110).pdf	FCMB0371719	FCMB0371728
MF-SOP-152_Operation and maintenance of the Genesys 10 Spectrophotometer.pdf	FCMB0371729	FCMB0371739
MF-SOP-153_Operation of the GE AKTA Process Chromatography System.pdf	FCMB0371740	FCMB0371750
MF-SOP-155_Operation and Cleaning of BPG Columns.pdf	FCMB0371751	FCMB0371756
MF-SOP-167_Routine Operation of Cold Room CR-400.pdf	FCMB0371770	FCMB0371775
MF-SOP-168_Operation and Cleaning of Fertilizer Injector.pdf	FCMB0371776	FCMB0371782
MF-SOP-173_Operation, Cleaning and Maintenance of pH Conductivity Meters.pdf	FCMB0371783	FCMB0371791
MF-SOP-182_Operation, Cleaning, and Maintenance of Ultra Low Freezers.pdf	FCMB0371792	FCMB0371802
MF-SOP-202_Operational Procedure of bioflo 510 fermentation system.pdf	FCMB0371803	FCMB0371813
MF-SOP-204_Cleaning of Chromatography Skid (AKTA Process).pdf	FCMB0371814	FCMB0371819
MF-SOP-207_Operation of Seeder.pdf	FCMB0371820	FCMB0371829
MF-SOP-213_Operation of Automated harvester.pdf	FCMB0371837	FCMB0371842
MF-SOP-273_Crop Discard Operation.pdf	FCMB0371860	FCMB0371865
MF-SOP-317_Operation of the GE AKTA Pilot Chromatography System.pdf	FCMB0371877	FCMB0371892
MF-SOP-325_Asymmetry and HETP Measurement of Packed Chromatography Columns.pdf	FCMB0371893	FCMB0371897

QA-SOP-107 Training Files_R00.pdf (Personnel Training and Documentation)	FCMB0103284	FCMB0103289
QA-SOP-107 Training Files_R01.pdf (Personnel Training and Documentation)	FCMB0103029	FCMB0103034
QA-SOP109_REV0.docx (Factory Acceptance Testing)	FCMB0103051	FCMB0103054
QA-SOP110_REV0 SAT.docx (Site Acceptance Testing)	FCMB0103060	FCMB0103063
QA-SOP-114_REV0.docx (Date Format)	FCMB0103087	FCMB0103088
QC-SOP-120 Quarantine procedure rev 0.docx	FCMB0103140	FCMB0103141
QC-SOP-286_Transfer and Storage of Microbial Cell Seed Stocks into and within the Manufacturing Suite.pdf	FCMB0371955	FCMB0371959

EXHIBIT A

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (“License Agreement”) is made and entered into effective April 30, 2021 (“Effective Date”) by and between iBio, Inc. (“iBio”), a Delaware corporation with a principal place of business at 8800 HSC Parkway, Bryan, TX 77807, and Fraunhofer USA, Inc. (“FhUSA”), a Rhode Island not-for-profit corporation with a principal place of business at 44792 Helm Street, Plymouth, MI 48170. iBio and FhUSA are referred to together as the “Parties” and each individually as a “Party” throughout this License Agreement.

RECITALS

WHEREAS, iBio owns certain technology relating to the expression, engineering, testing, production, and validation of proteins using plant-based systems, as more particularly set forth herein;

WHEREAS, FhUSA wishes to license certain technology from iBio, as more particularly set forth herein;

WHEREAS, iBio is willing to grant such a license to FhUSA, subject to the terms and conditions of this License Agreement; and

WHEREAS, on the date hereof the Parties are entering into a Confidential Settlement Agreement and Mutual Release (the “Settlement Agreement”) of which this License Agreement is a part.

NOW, THEREFORE, in consideration of the mutual promises contained in this License Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, iBio and FhUSA agree as follows.

SECTION 1: DEFINITIONS

“Non-Patented Proprietary IP” means the trade secrets and know-how proprietary to iBio that was developed up to and including December 31, 2014, as described in the Memorandum Opinion, dated July 29, 2016, in iBio, Inc. v. Fraunhofer USA, Inc., No. 10256-VCF (Del. Ch.). For avoidance of confusion, a right is proprietary to iBio if it is not (a) in the public domain, (b) in use generally, or (c) proprietary to a third party or FhUSA.

“Patents” means (a) those patents and patent applications that FhUSA has assigned to iBio, as are set forth in Schedule 1, as well as (b) any patents and patent applications that claim priority (in whole, but not in part) to any of the patents and patent applications specified in Schedule 1, and (c) any divisionals, continuations, extensions, reissues, or reexaminations of any of them.

“Potential Sublicensee” means Fraunhofer Gesellschaft zur Foerderung der angewandten Forschung e.V. (referred to as Fraunhofer Gesellschaft) and, if it acquires a sublicense pursuant to Section 2.2, Fraunhofer Gesellschaft will be the “Sublicensee”.

“Research Customer” means any (a) third party that contractually engages and pays to a contract research organization to perform research and (b) other participants in any research project applicable to clause (a) including without limitation (i) sponsoring agencies (federal, state, or local) or foundations or not-for-profit organizations, (ii) joint contractors or subcontractors of the foregoing, and (iii) third parties that are subcontracting to any of the foregoing, or that are serving as intermediaries, monitors, or administrators to a granting agency or institution. A Research Customer is considered to be FhUSA’s Research Customer if FhUSA is to receive the payment contemplated by clause (a). A Research Customer is considered to be Sublicensee’s Research Customer if a Sublicense Agreement has been entered into and Sublicensee is to receive the payment contemplated by clause (a).

“Sublicense Agreement” has the meaning set forth in Section 2.2.

SECTION 2: LICENSE AND ROYALTY

2.1License. Subject to the terms and conditions of this License Agreement, iBio hereby grants to FhUSA a nonexclusive, nontransferable, worldwide, fully paid-up license, in all fields of use, to make, have made, use, sell, offer for sale, import, export, and otherwise exploit all intellectual property rights in and to the Patents and the Non-Patented Proprietary IP. Subject to the terms and conditions of this License Agreement, FhUSA may sublicense under this license grant to the Potential Sublicensee pursuant to Section 2.2. This license is otherwise nonsublicensable.

2.2Sublicense. FhUSA may grant Fraunhofer Gesellschaft a sublicense of any or all of the rights licensed to FhUSA in Section 2.1. If FhUSA grants Fraunhofer Gesellschaft a sublicense, the sublicense must be in a written agreement signed by FhUSA and Fraunhofer Gesellschaft (the “Sublicense Agreement”) that is delivered to iBio, and the Sublicense Agreement shall be effective upon such delivery. The Sublicense Agreement must specify that the Sublicensee is bound by all terms and conditions of this License Agreement (excluding any payments required by Section 2.5 herein and excluding the payment and other obligations of FhUSA in the Settlement Agreement); iBio must be identified in the Sublicense Agreement as an intended third-party beneficiary, with the right to enforce the Sublicense Agreement against Sublicensee; and thereafter each of iBio, FhUSA, and Sublicensee may utilize the provisions of Sections 6.9 and 6.10 of this License Agreement for claims or other disputes between or among any of them arising from this License Agreement or the Sublicense Agreement. Notwithstanding the foregoing, FhUSA and Fraunhofer Gesellschaft may in their sole discretion agree in the Sublicense Agreement that FhUSA, rather than the Sublicensee, would be responsible for paying iBio any amount required by Section 2.11 hereof arising from conduct of the Sublicensee (if a Sublicense Agreement has been entered into), and in such case iBio would look only to FhUSA and not to the Sublicensee for such payment. For the purpose of clarity, (x) nothing in this License Agreement obligates Fraunhofer Gesellschaft to take a sublicense, and unless and until Fraunhofer Gesellschaft executes an agreed-to Sublicense Agreement that is delivered to iBio, no provisions of this License Agreement apply to Fraunhofer Gesellschaft or create any contractual relationship with or jurisdictional rights over Fraunhofer Gesellschaft; and (y) if Fraunhofer Gesellschaft enters into a Sublicense Agreement, such Sublicense Agreement shall not apply to or otherwise cover Fraunhofer Gesellschaft’s actions or omissions prior to the effective date of such Sublicense Agreement (and by way of example, the Sublicense Agreement (if entered into) will not absolve Fraunhofer Gesellschaft of liability (if any) for actions or omissions prior to the effective date of such Sublicense Agreement); provided, for the sake of clarity, that nothing in this paragraph shall be construed to limit the effect of Paragraph 5 (General Mutual Release of Claims) in the Settlement Agreement, which speaks for itself.

2.3Scope of License. Subject to the terms and conditions of this License Agreement, the scope of the license granted in Section 2.1, and of the Sublicense Agreement (if any) granted pursuant Section 2.2, shall permit FhUSA (and the Sublicensee, if a Sublicense Agreement has been entered into) to provide their Research Customers the deliverables customarily provided by contract research organizations to their Research Customers. Such deliverables include without limitation research reports and data; preliminary, interim, and final presentations and strategic discussions; and limited quantities of products or other materials; provided, however, that no deliverables shall include any authorization from FhUSA (or, if a Sublicense Agreement has been entered into, from the Sublicensee) for their Research Customers to use any of the Patents or Non-Patented Proprietary IP or to disclose any of the Non-Patented Proprietary IP (i) outside the scope set forth in the applicable research project, as such research project may be executed, amended, modified, or extended, or (ii) in a commercial product or to deliver a commercial service (other than a service to another Research Customer collaborating in furtherance of the same research project); in each case without a direct license or other past or present express authorization from iBio. For the avoidance of doubt, regardless of the scope of an applicable research project, FhUSA (and the Sublicensee, if a Sublicense Agreement has been entered into) shall in connection with all deliverables permitted hereunder comply with the obligations of Section 5.1 with respect to the confidentiality of Non-Patented Proprietary IP (and, for the purpose of clarity, the confidentiality provisions in any such research agreement will, with respect to the Non-Patented Proprietary IP, be at least as protective as Section 5.1).

2.4Reservation of Rights. Except as expressly set forth herein, iBio grants no license or right or permission of any kind, expressly, by implication, or otherwise, under or in relation to the Patents, the Non-Patented Proprietary IP or any other intellectual property rights of iBio. All such rights are expressly reserved; provided, however, that nothing in this paragraph shall be construed to limit the Settlement Agreement, which speaks for itself.

2.5Royalty. FhUSA shall pay iBio a one-time, fully paid-up royalty of one million eight hundred thousand dollars (US$1,800,000.00). This payment shall be made in two (2) installments by wire transfer to the account specified below. The first installment of nine hundred thousand dollars (US$900,000.00) shall be paid not later than March 1, 2022, and the second installment of nine hundred thousand dollars (US$900,000.00) shall be paid not later than March 1, 2023.

2.6Savings Clause.

(i)The license granted hereunder shall not include any patent that has expired or that has been finally determined by a court or other tribunal of competent jurisdiction no longer to be in force. The license granted hereunder shall not include any trade secret that ceases to qualify as a trade secret under applicable law; provided such cessation was not due to an act or omission of FhUSA occurring on or after February 28, 2021. The licenses granted hereunder shall not include any confidential information that ceases to qualify as confidential information under the agreement or other legal obligation that gave rise to its protected status; provided such cessation was not due to an act or omission of FhUSA occurring on or after February 28, 2021.

(ii)The royalty set forth in Section 2.5 has been established by the Parties for their convenience, taking into account the different intellectual property regimes and expiration dates/events governing different aspects of the licensed technology.

2.7Previously Granted Rights. Nothing in this License Agreement shall operate to or be construed to diminish any rights previously granted by iBio to any third parties or to any rights that the United States government has.

2.8Account Information. FhUSA shall make the royalty payment due to iBio under this License Agreement by wire transfer to the account(s) designated in writing by iBio.

2.9Late Payment. Late payments shall bear simple interest at the rate of five percent (5%) over the Federal Reserve discount rate (or the highest rate permitted by law, whichever is lower).

2.10Marking. FhUSA shall mark every article that is subject to one or more valid claims of the Patents in a manner that conforms with 35 U.S.C. § 287.

2.11Covenant Not to Challenge. FhUSA, in further consideration of the license it receives under this License Agreement, covenants that it will not directly or indirectly challenge or assist in challenging, now or in a future proceeding, iBio’s ownership or the validity or enforceability of any of the Patents; provided, however, that this restriction shall not to apply in the following situations:

(i)arguments or comments in the ordinary course of prosecution of FhUSA’s or any of its affiliates’ or their Research Customers’ patents or patent applications, provided that such arguments and comments are directed at differentiating such patents or patent applications as patentably distinct from any of the Patents and not primarily directed at questioning or contesting the ownership or the validity or enforceability of any of the Patents;

(ii)any counterclaim or affirmative defense against a third party claim using one or more of the Patents to challenge the validity, enforceability, scope, or patentability of FhUSA’s or any of its affiliates’ or their Research Customers’ patents or patent applications, provided that such counterclaim or defense is directed at differentiating such patents or patent applications as patentably distinct from any of the Patents and not primarily directed at questioning or contesting the ownership or the validity or enforceability of any of the Patents;

(iii)any counterclaim or affirmative defense against a claim by iBio (or any subsequent owner or licensee of any of the Patents, or any third party bringing a claim in the name of or on behalf any of the foregoing) against FhUSA, the Sublicensee, or any of their Research Customers with respect to any conduct or article that FhUSA believes in good faith is covered by this License Agreement; or

(iv)complying (by the provision of documents or testimony) with court orders, subpoenas, or official requests for information from a governmental authority.

Should the arbitrator, pursuant to the Alternative Dispute Resolution provisions in Section 6.9, determine that FhUSA initiated, participated in, or assisted in a challenge in violation of this Section 2.11, the royalty set in Section 2.5 shall be increased to [***] and the incremental amount shall become due within thirty days after the arbitrator’s decision. This increase in the royalty is in addition to any and all remedies available to iBio in law and equity, subject to Section 6.9.

2.12Costs of Performance. Except as expressly set forth in this License Agreement, the Parties shall bear their own attorneys’ fees, costs, expenses, and taxes with respect to this License Agreement and their performance under it.

SECTION 3: REPRESENTATIONS & WARRANTIES

3.1By iBio. iBio represents and warrants that it owns all right, title, and interest in the Patents free and clear of any liens (other than defects caused by FhUSA).

3.2Mutual. The Parties each represent, warrant, and guarantee that such Party has the necessary power and authority to enter into this License Agreement and to carry out its obligations hereunder. Each individual who executes this License Agreement on behalf of a Party represents that he is fully authorized to execute the License Agreement on behalf of such Party and that he has secured approval of its Board of Directors to the extent required.

SECTION 4: TERM AND TERMINATION

4.1Term. This License Agreement shall become effective on the Effective Date and, unless earlier terminated as set forth below, shall continue in force until (a) all Patents have expired or have been finally determined by a court or other tribunal of competent jurisdiction no longer to be in force; and (b) all trade secrets and proprietary information included in the Non-Patented Proprietary IP cease to qualify as such under applicable law. Neither the savings clause in Section 2.6 nor this Section 4.1 shall in any way operate to limit the remedies available to iBio if any Patent is invalid due to an act or omission of FhUSA occurring on or after February 28, 2021 or if any Non-Patented Proprietary IP ceases to be protectable due to an act or omission of FhUSA occurring on or after February 28, 2021.

4.2Termination. Either Party may terminate this License Agreement in the event of an uncured material breach of this License Agreement by the other Party. The Party claiming breach must first send a breach notice in writing to the other Party specifying the particulars of the claimed breach in reasonable detail and providing sixty (60) days to cure. The allegedly breaching Party may challenge the declaration of breach, breach notice, effectiveness of cure, and/or termination pursuant to the Alternative Dispute Resolution provisions in in Section 6.9. Invocation of the Alternative Dispute Resolution provisions will stay termination until the matter is resolved.

4.3Survival. The following provisions of this License Agreement shall survive the termination or expiration of it: Sections 1, 2.4 to 2.10, 2.11 (but only if both (a) this License Agreement is terminated by iBio due to a material breach and (b) FhUSA has not paid the entire one million eight hundred thousand dollar (US$1,800,000.00) royalty set forth in Section 2.5), 2.12, and 4 to 6.

4.4Settlement Agreement. For the purpose of clarity, termination of this License Agreement will not impact the finality or enforceability of the Settlement Agreement.

SECTION 5: CONFIDENTIALITY

5.1Confidentiality. FhUSA shall protect the confidentiality of the Non-Patented Proprietary IP using procedures no less rigorous than those used to protect and preserve the confidentiality of its own confidential information of a similar sensitivity (but in no event less than a reasonable degree of care).

5.2Failures. If FhUSA determines that it is more likely than not that there has been a failure to maintain the confidentiality of iBio Non-Patented Proprietary IP, FhUSA shall promptly notify iBio in writing and FhUSA shall provide reasonable cooperation at no cost to iBio in iBio’s efforts to recover such Non-Patented Proprietary IP.

5.3Compelled Disclosure. If FhUSA receives a subpoena, document demand, or other legal process that it believes will require the disclosure of any portion of the Non-Patented Proprietary IP, FhUSA shall promptly notify iBio in writing and provide reasonable cooperation (at iBio’s expense) in iBio’s efforts to secure confidential treatment of such Non-Patented Proprietary IP. Provided FhUSA does so, it shall not be a violation of Section 5.1 for FhUSA to disclose that portion of the Non-Patented Proprietary IP that it is legally required to disclose. For the avoidance of doubt, “at iBio’s expense” refers to out-of-pocket expenses incurred by FhUSA and not to billing for FhUSA employee time.

SECTION 6: GENERAL

6.1Notices. All notices to be provided under this License Agreement shall be made in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) five business days after being mailed to the recipient by registered or certified mail (return receipt requested and postage prepaid), (c) one business day after being sent to the recipient by reputable overnight service (such as Federal Express or Express Mail) (charges prepaid); or (d) upon successful transmission by facsimile or electronic mail, in each case to the receiving Parties and their respective counsel or representatives as set forth below.

If to iBio:

Charles J. Morton, Jr., Esq.
Venable LLP
750 East Pratt Street
Baltimore, MD 21202

AND

iBio, Inc.
8800 HSC Parkway
Bryan, TX 77807
legal@ibioinc.com
Attention: Thomas Isett, CEO

If to FhUSA:

Fraunhofer USA, Inc.
44792 Helm Street
Plymouth, MI 48170
tschuelke@fraunhofer.org
bcalore@fraunhofer.org
Attention:	Thomas Schuelke
William J. Calore

AND

Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, Pennsylvania 19103
paul.saint-antoine@faegredrinker.com
alicia.hickok@faegredrinker.com
Attention:	Paul H. Saint-Antoine
D. Alicia Hickok

A Party may change its notice address by delivery of notice of the change pursuant to this Section.

6.2Headings. The Section headings used in this License Agreement are for the convenience of the Parties and have no bearing on the interpretation of this License Agreement.

6.3Independent Contractors. Neither Party may make any representation or warranty or incur any liability or obligation on behalf of the other. Neither Party is the representative, partner, employee, or agent of the other. Each Party enters this License Agreement and shall perform its obligations hereunder as an independent contractor.

6.4Third Party Beneficiaries. There are no third-party beneficiaries under this License Agreement. For clarity, (a) FhUSA shall be entitled to plead this License Agreement in support of the affirmative defense of license; (b) Sublicensee shall be entitled to plead this License Agreement (if a Sublicense Agreement has been entered into) and/or the Sublicense Agreement (if entered into) in support of the affirmative defense of license; and (c) Research Customers of FhUSA and Sublicensee (if a Sublicense Agreement has been entered into) shall be entitled to plead this License Agreement and/or a Sublicense Agreement (if entered into) in support of the affirmative defense of license.

6.5Export Control. Nothing in this License Agreement shall be construed to permit or require any Party to take any action contrary to any export or import control laws or regulations.

6.6Severability. If any provision of this License Agreement is held to be invalid or unenforceable by an arbitrator or a court of competent jurisdiction, such provision shall be severable from this License Agreement and the remaining provisions of this License Agreement shall remain in full force and effect and the unenforceable provision shall be reformed or construed so as to as nearly as possible give effect to the intent of the Parties entering into this License Agreement. For the purpose of clarity, nothing in this Section 6.6 shall impact the finality or enforceability of the Settlement Agreement.

6.7Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this License Agreement and the consummation of the transaction contemplated hereby.

6.8Assignment. This License Agreement may not be assigned by FhUSA without the prior written consent of iBio. This License Agreement and any of the Patents and the Non-Patented Proprietary IP may be freely assigned by iBio, but any assignment would be subject to this License Agreement, and if the assignment would impact any of FhUSA’s rights or obligations under this License Agreement, written notice of such assignment must be provided to FhUSA at least 30 days in advance. Subject to the foregoing, this License Agreement shall be binding on the Parties and their successors and permitted assigns. Any purported assignment in violation of this Section shall be void ab initio.

6.9Governing Law and Dispute Resolution.

i.	This License Agreement shall be construed, interpreted, and enforced (without regard to the principles relating to conflicts of laws) exclusively in accordance with the laws of the State of Delaware.
ii.

Any disputes arising out of or in connection with this License Agreement, including without limitation the interpretation hereof, the drafting of, and the performance of it shall be finally resolved by expedited alternative dispute resolution by a single arbitrator under the rules of JAMS ADR, and to the extent possible by David Geronemus as arbitrator.

iii.	Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.
iv.	Notwithstanding Section 6.9(ii), either Party shall be entitled to seek injunctive relief from a court if warranted.

6.10Attorneys’ Fees and Costs. In the event that any proceedings are instituted by one Party concerning a dispute arising out of, in connection with, or otherwise relating to this License Agreement, and if the arbitrator concludes in the award that there has been a material and uncured breach or that the claim was advanced for purposes of harassment, the prevailing Party in such proceedings shall be entitled to seek reasonable attorneys’ fees, costs, and expenses in addition to other relief awarded. Such award of attorneys’ fees, costs of suit, and/or expenses, if any, shall be made solely in the discretion of the arbitrator.

6.11Entire Agreement. This License Agreement, together with the Settlement Agreement, constitutes the entire agreement between the Parties relative to the subject matter hereof and supersedes any and all prior negotiations and agreements, written or oral, relating to such subject matter.

6.12.Review of License Agreement. Each Party recognizes that it has been represented by counsel during the negotiations of this License Agreement. Each Party further acknowledges and warrants that it has thoroughly reviewed this License Agreement with counsel and such other professionals as needed to assure itself that it can proceed in compliance with its terms. Each Party further represents that it has entered into the License Agreement knowingly and voluntarily.

6.13Amendment and Modification. This License Agreement may not be amended, supplemented, or modified except by a writing signed by all of the executing Parties hereto. No addition, modification, amendment or waiver of any term of this License Agreement or the incorporated License Agreement shall be binding or enforceable unless executed in writing by both Parties.

6.14Counterparts. This License Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by email or by fax shall be as effective as signature pages containing original signatures.

WHEREFORE, the Parties hereby acknowledge their agreement and consent to the terms and conditions set forth above through the respective signatures of their duly authorized officers as contained below:

iBIO, INC.	FRAUNHOFER USA, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

By:
Name:
Title:
Date:

SCHEDULE 1

iBio United States Patents and Applications

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